Exhibit 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made and entered into by and between Gastar Exploration Inc. a Delaware corporation (the “Company”) and Michael McCown (“Employee”), dated as of June 19, 2014 (the “Effective Date”).
1.Employment. During the Employment Period (as defined in Section 4 below), the Company shall continue to employ Employee, and Employee shall continue to serve, as Senior Vice President and Chief Operating Officer of the Company and in such other position or positions as may be assigned by the Company from time to time.
2.    Duties and Responsibilities of Employee.
(a)    During the Employment Period, Employee shall devote Employee’s full business time, attention and best efforts to the business of the Company and, as applicable, its subsidiaries (the Company and its subsidiaries are collectively referred to herein as the “Company Group”), as may be requested by the Company’s Board of Directors (the “Board”) or the Company’s Chief Executive Officer (the “CEO”). Employee’s duties will include those normally incidental to the position(s) identified in Section 1, as well as such additional duties as may be assigned to Employee by the Board or the CEO from time to time, which duties may include, without limitation, providing services to other members of the Company Group in addition to the Company. Employee may, without violating this Agreement, (i) as a passive investment, own publicly traded securities in such form or manner as will not require any services by Employee in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; or (iii) engage in other personal and passive investment activities, in each case, so long as such interests or activities do not interfere with Employee’s ability to fulfill Employee’s duties, authorities, and responsibilities under this Agreement and are not inconsistent or competitive with the business of the Company Group.
(b)    Employee acknowledges and agrees that Employee owes the Company Group fiduciary duties, including duties of loyalty and disclosure, and that the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes the Company Group under common law.
3.    Compensation.
(a)    During the Employment Period, the Company shall pay to Employee an annualized base salary of $312,000 (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly. The Base Salary shall be reviewed periodically by the Compensation Committee of the Board (the “Committee”), and may be increased or decreased in the sole discretion of the Committee.
(b)    For each calendar year ending during the Employment Period that Employee is employed hereunder, Employee shall be eligible to receive an annual cash incentive, as recommended and approved by the Committee if the Company and Employee, as applicable, achieve performance targets set by the Committee after consultation with the CEO (“Incentive Compensation”). Employee’s Incentive Compensation target shall be determined by the Committee with respect to each applicable calendar year. The Incentive Compensation shall in all events be paid no later than March 15th of the year following the year with respect to which it has been earned.
(c)    At the sole discretion of the Committee, during the Employment Period, Employee shall be eligible to receive to receive long-term incentive awards in such forms pursuant to such terms as may be determined by the Committee from time to time, which may include equity or cash-based awards.
4.    Term of Employment. The initial term of this Agreement shall be for the period beginning on the Effective Date and ending on June 19, 2016 (the “Initial Term”). Unless this Agreement has been earlier terminated pursuant to Section 6 below, on the first anniversary of the Effective Date and on each subsequent anniversary thereafter, this Agreement shall automatically renew and extend for a period of 12 months (each such 12-month period being a “Renewal Term”) unless written notice of non-renewal is delivered from either party to the other not less than 30 days prior to the expiration of the then-existing Initial Term or Renewal Term. Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 6. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”
5.    Benefits. Subject to the terms and conditions of this Agreement, Employee shall be eligible to receive the following benefits during the Employment Period:
(a)    The Company agrees to reimburse Employee for Employee’s reasonable business-related expenses actually incurred in the performance of Employee’s duties under this Agreement, provided that Employee timely submits all documentation for such reimbursement, as required by Company policy in effect from time to time. In no event shall any reimbursement be made to Employee for such expenses incurred after the date of Employee’s termination of employment with the Company.
(b)    Employee shall be eligible to participate in the same benefit plans and programs in which other similarly situated executives of the Company are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Company shall not, however, by reason of this Section 5(b), be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees.
(c)    During the Employment Period, Company shall provide and maintain (or cause to be provided and maintained) such facilities, equipment, supplies, and staff support as are deemed appropriate by CEO and the Board in their sole discretion, after consultation with Employee to be reasonably necessary for Employee’s performance of his professional duties under this Agreement.

(d)    During the Employment Period, Employee shall be entitled to holidays, a minimum of twenty-five (25r) vacation days and sick leave (without loss of pay) in accordance with the Company’s policies applicable to executives as in effect from time to time.
6.    Termination of Employment.
(a)    Company’s Right to Terminate Employee’s Employment for Cause. The Company shall have the right to terminate Employee’s employment hereunder at any time for “Cause.” For purposes of this Agreement, “Cause” shall mean:
(i)    Employee’s material breach of this Agreement, including Employee’s breach of any representation, warranty or covenant made under this Agreement, or any other material obligation owed to the Company or any other member of the Company Group, in each case, which is either incapable of cure or, if capable of cure, is not cured within thirty (30) days written notice to Employee of such breach;
(ii)    any act or omission which constitutes dishonesty, disloyalty, fraud, theft, deceit, embezzlement, intentional misconduct, gross negligence, breach of fiduciary duty or recklessness with respect to a material part of his duties, including the willful violation of Company’s established written policies and procedures; provided, that, for the avoidance of doubt, any act or omission by Employee done at the direction of, or under the guidance of senior management of the Company, its Board, its outside counsel, or its independent auditors, which direction and guidance Employee reasonably follows, shall not be considered recklessness or gross negligence under this Section 6(a)(ii);
(iii)    the conviction of Employee, or a plea of nolo contendere by Employee, to any felony or any crime involving moral turpitude; or
(iv)    Employee’s refusal to perform lawful and reasonable services that Employee is requested to perform under this Agreement after explicit instructions from the CEO and/or Board ordering Employee to perform such services.
(b)    Company’s Right to Terminate for Convenience. The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Employee.
(c)    Death or Disability. Upon the death or Disability of Employee, Employee’s employment with Company shall terminate without notice. For purposes of this Agreement, a “Disability” shall mean Employee’s inability, due to physical or mental illness of Employee, to perform the functions essential to his position with or without reasonable accommodation, for more than fifty (50%) of the time during a continuous period of twelve (12) months. The date of disability shall be deemed to be the last day of said twelve (12) month period, or the last day on which Employee’s disability, taken with the prior days during that 12 month period, exceeds said fifty percent (50%) of the time whichever date occurs earlier. Successive periods of illness or injury due to the same or related causes shall be considered as one period of disability unless such period is separated by Employee’s return to full-time employment for three (3) successive months. The determination of whether Employee has incurred a Disability will be made in good faith by the Board.
(d)    Employee’s Right to Terminate. Employee shall have the right to terminate Employee’s employment with the Company at any time and for any other reason, or no reason at all, upon 30 days advance written notice to the Company; provided, however, that if Employee has provided notice to the Company of Employee’s termination of Employee’s employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 6(b) above).
(e)    Effect of Termination.
(i)    If Employee’s employment is terminated by the Company without Cause pursuant to Section 6(b) above or terminates due to Employee’s death or Disability pursuant to Section 6(c) above and, in each case, Employee (or, if applicable, Employee’s heirs): (A) executes on or before the Release Expiration Date (as defined below), and does not revoke within the time provided by the Company to do so, a release of all claims in a form acceptable to the Company that releases all claims against the Company each other member of the Company Group and their respective predecessors, successors, affiliates, officers, directors, employees, managers, members, agents and representatives (the “Release”); and (B) abides by Employee’s continuing obligations under Sections 8, 9 and 10 of this Agreement, then, subject to Section 6(e)(iv) below, (1) the Company shall pay to Employee (or, if applicable, Employee’s heirs) a lump sum cash severance payment equal to the product of (a) 2.5 and (b) the highest rate of Base Salary in effect at any time during the one-year period preceding the date of such termination plus (such lump sum payment, the “Severance Payment”) and (2) provided that Employee (or, if applicable, Employee’s beneficiaries) timely elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under the Company’s group health plan, the Company shall pay Employee, on the first of each month during his COBRA continuation period, an amount equal to his required COBRA premium (the “COBRA Benefit”). If Employee dies during the COBRA continuation period, this health plan continuation coverage and the Company’s monthly payment of the COBRA premium amount will continue for the benefit of Employee’s eligible beneficiary(ies) for the remainder of the COBRA continuation period applicable to them.
(ii)    Employee acknowledges Employee’s understanding that if the Release is not timely executed, and the required revocation period has not fully expired without revocation during the allowed time period, Employee shall not be entitled to any portion of the Severance Payment and payment of the COBRA Benefit shall cease. As used herein, the “Release Expiration Date” is that date that is 21 days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven days after the date on which Employee’s employment terminates (the “Termination Date”)) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date. For the avoidance of doubt, a non-renewal of this Agreement by the Company pursuant to Section 4 above shall not give rise to a right to the Severance Payment or COBRA Benefit.
(iii)    The Severance Payment will be paid in a single lump sum no later than 70 days following the Termination Date. Any payments under this Agreement that may be excluded from Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”) either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, if the Severance Payment or any portion of the COBRA Benefit would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided in Section 409A, then the payment of the Severance Payment or installments of the COBRA Benefit shall be delayed and paid, without interest, in a lump sum on the date that is six months after the Termination Date (or if such payment date does not fall on a business day of Company, the next following business day of the Company), or such earlier date upon which such payment can be paid under Section 409A without being subject to such additional taxes and interest. The Severance Payment and each payment of a portion of the COBRA Benefit under this Agreement is intended to be a series of separate payments and not as the entitlement to a single payment for purposes of Section 409A. For purposes of this Agreement, references to Employee’s termination of employment shall mean, and be interpreted in accordance with, Employee’s “separation from service” from the Company within the meaning of Treasury Regulation § 1.409A-1(h)(1)(ii).
(iv)    Employee acknowledges that Employee is currently a participant in the Gastar Exploration Inc. Employee Change of Control Severance Plan, as amended from time to time (the “Severance Plan”). In the event that upon (or as a result of) Employee’s termination of employment hereunder his total benefits payable pursuant to the Severance Plan (assuming the requirements for payment pursuant to the Severance Plan are satisfied) exceed the Severance Payment, Employee shall instead receive benefits pursuant to the Severance Plan and shall not be eligible to receive the Severance Payment described hereunder (but shall remain eligible for the COBRA Benefit). For the avoidance of doubt, in no event shall Employee be entitled to receive both the Severance Payment and any payments or benefits pursuant to the Severance Plan.
(f)    After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that Employee is eligible to receive the Severance Payment and COBRA Benefit pursuant to Section 6(e) above but, after such determination, the Company subsequently acquires evidence or determines that: (i) Employee has failed to abide by Employee’s continuing obligations under Sections 8, 9, or 10 of this Agreement; or (ii) a Cause condition existed prior to the date of Employee’s termination of employment that, had the Company been fully aware of such condition, would have resulted in the termination of Employee’s employment pursuant to Section 6(a) above, then the Company shall have the right to cease providing the COBRA Benefit and, if applicable, the Severance Payment, and the Company shall also have the right to recover some or all of the Severance Payment and COBRA Benefit paid to Employee prior to the Company’s determination that this Section 6(f) applies.
7.    Conflicts of Interest. Employee agrees that Employee shall promptly disclose to the Board any actual or potential conflict of interest involving Employee upon Employee becoming aware of such conflict or potential conflict. For purposes of this requirement, a conflict of interest shall exist if Employee directly or indirectly engages in, or plans to engage in, any activities, associations, or interests that conflict with Employee’s duties, responsibilities, authorities, or obligations for and to any member of the Company Group.
8.    Confidentiality. Employee acknowledges and agrees that, in the course of Employee’s employment with the Company and the performance of Employee’s duties on behalf of the Company Group hereunder, Employee will be has been provided with, and will continue to be provided with, and have access to, valuable Confidential Information (as defined below). In consideration of Employee’s receipt and access to such Confidential Information and in exchange for other valuable consideration provided hereunder and as a condition of Employee’s continued employment with the Company, Employee agrees to comply with this Section 8.
(a)    Employee covenants and agrees, both during the Employment Period and at all times thereafter that, except as expressly permitted by this Agreement or by directive of the Board, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Employee acknowledges and agrees that Employee would inevitably use and disclose Confidential Information in violation of this Section 8 if Employee were to violate any of the covenants set forth in Section 9 below. Employee shall follow all Company policies and protocols regarding the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This covenant shall apply to all Confidential Information, whether now known or later to become known to Employee during the Employment Period.
(b)    Notwithstanding Section 8(a), Employee may make disclosures of Confidential Information that Employee is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by law; provided, however, that, prior to any such disclosure, Employee shall, to the extent legally permissible and practicable:
(i)    provide the Board with prompt notice of such requirements so that the Board may, at its expense, seek a protective order or other appropriate remedy or waive compliance with the terms of this Section;
(ii)    consult with the Board on the advisability of taking steps to resist or narrow such disclosure; and

(iii)    cooperate with the Board (at the Company’s reasonable cost and expense) in any attempt it may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, Employee agrees (1) to furnish only that portion of the Confidential Information that is required to be furnished, as advised by written opinion of counsel to Employee, if any, and (2) to exercise (at the Company’s reasonable cost and expense) all reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.
(c)    Upon the expiration of the Employment Period and at any other time upon request of the Company, Employee shall surrender and deliver to the Company all documents (including electronically stored information) and other materials of any nature containing or pertaining to all Confidential Information and any other Company property (including, without limitation, any Company-issued computer, mobile device, credit card, or other equipment or property), in Employee’s possession, custody and control and shall not retain any such document or other materials or property. Employee acknowledges and agrees that any Severance Payment and COBRA Benefit is conditional upon Employee’s compliance with this Section 8(c).
(d)    All non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are or have been conceived, made, developed or acquired by or disclosed to Employee, individually or in conjunction with others, during the period that Employee is employed by any member of the Company Group, including during the Employment Period (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, customer requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee; (ii) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group, provided that such source is not bound by a confidentiality agreement with a member of the Company Group.
9.    Non-Competition and Non-Solicitation.

(a)    Employee acknowledges and agrees that the Company Group has entrusted, and will be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration thereof and in consideration of the access to Confidential Information and as a condition to the Company’s entry into this Agreement and employment of Employee, and Employee’s receipt of restricted stock and performance based units pursuant to the Company’s equity incentive plans (which further aligns Employee’s interests with the interests of the Company), Employee has voluntarily agreed to the covenants set forth in this Section. Employee further agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s legitimate business interests, including the protection of its Confidential Information and goodwill.
(b)    Employee agrees that, during the period that he is employed by any member of the Company Group and continuing through the date that is 12 months following the date that Employee is no longer employed by any member of the Company Group, Employee shall not, without the prior written approval of the CEO or the Board, directly or indirectly, for himself or on behalf of or in conjunction with any other person or entity of whatever nature:
(v)    engage in or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, which such prohibition shall prevent Employee from directly or indirectly owning, managing, operating, joining, becoming an employee or consultant of, or loaning money to or selling or leasing equipment or real estate to or otherwise being affiliated with any person or entity engaged in, or planning to engage in, the Business in competition, or anticipated competition, in the Market Area, with any member of the Company Group;
(vi)    appropriate any Business Opportunity of, or relating to, the Company Group located in the Market Area;
(vii)    solicit, canvass, approach, entice or induce any Covered Customer or Supplier to cease, fail to establish, or lessen such Covered Customer or Supplier’s business with the Company Group; or
(viii)    solicit, canvass, approach, entice or induce any Covered Employee or Agent to alter, lessen or terminate his, her or its employment, engagement or relationship with the Company Group.
(c)    During the Employment Period and at all times following the termination of Employee’s employment for whatever reason, Employee shall not (except to the extent required by law) disparage, and shall cause Employee’s Affiliates not to disparage, either orally or in writing, the Company or any of its Affiliates, or any of their directors, officers, managers, agents, representatives, stockholders, investors, partners, members, or employees, or any of their respective businesses, products, services or practices.

(d)    Because of the difficulty of measuring economic losses to the Company Group as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused to the Company Group for which it would have no other adequate remedy, Employee agrees that the Company and, if applicable, other affected members of the Company Group, shall be entitled to enforce the foregoing covenants, in the event of a breach, by injunctions and restraining orders and that such enforcement shall not be the Company’s or such other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company or such other member of the Company Group at law and equity.
(e)    The covenants in this Section 9, and each provision and portion thereof, are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.
(f)    For purposes of this Section 9, the following terms shall have the following meanings:
(i)    “Business” shall mean the business of exploration and production of oil, gas and other hydrocarbons.
(ii)    “Covered Customer or Supplier” shall mean any individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity who is or was: (A) a customer or supplier of any Company or any member of the Company Group at any time during the last 12 months of Employee’s employment with the Company Group; or (B) a prospective customer or supplier of any Company or any member of the Company Group about which Employee had confidential information or with which Employee had contact in Employee’s capacity as a representative of the Company or any other member of the Company Group.
(iii)    “Covered Employee or Agent” shall mean any individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other person or entity who is an employee, director, officer, contractor, consultant, or vendor of the Company or any member of the Company Group.
(iv)    “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.
(v)    “Market Area” shall mean that geographic area within ten (10) miles of: (i) an operation of the Company that was active as of the date that Employee terminated employment with the Company Group, or (ii) a prospect of the Company that was active as of the date that Employee terminated employment with the Company Group.

10.    Ownership of Intellectual Property. Employee agrees that the Company shall own, and Employee agrees to assign and does hereby assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the period of Employee’s employment with any member of the Company Group, including during the Employment Period, which either (a) related or relate, at the time of conception, reduction to practice, creation, derivation or development, to the Company Group’s businesses or actual or anticipated research or development, or (b) are or were developed on any amount of the Company’s time or with the use of any of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee will promptly disclose all Company Intellectual Property to the Company. All of Employee’s works of authorship and associated copyrights created during the Employment Period and in the scope of Employee’s employment shall be deemed to be “works made for hire” within the meaning of the Copyright Act. Employee agrees to perform, during and after the Employment Period, all reasonable acts deemed necessary by the Company Group to assist the Company, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.
11.    Defense of Claims. Employee agrees that, during the Employment Period and thereafter, upon request from the Company, Employee will cooperate with the Company Group in the defense of any claims or actions that may be made by or against the Company Group that relate to Employee’s actual or prior areas of responsibility. The Company agrees to pay or reimburse Employee for all of Employee’s reasonable travel and other direct expenses incurred, or reasonably incurred, to comply with Employee’s obligations under this Section 11, provided Employee provides reasonable documentation of same and obtains the Company’s prior approval for incurring such expenses.
12.    Liability Insurance and Indemnification. The Company represents and warrants that it has in place Directors and Officers liability Insurance Policies, naming Employee as an insured against any and all claims, actions, causes of action, lawsuits or investigations which could be brought against employee in his capacity as an employee, director or officer of the Company and any of its subsidiaries, subject only to the specific exclusions set forth in said policies, including without limitation, any exclusion for fraud, willful misconduct, or misrepresentation. For the period of time for which Employee is an employee of the Company, the Company shall maintain these policies and timely pay all premiums due under those policies. The Company shall acquire such “tail” or other policies of insurance to continue the coverage of Employee, should he no longer be employed by the Company to cover any subsequent claims, actions, lawsuits, causes of action or investigations brought against Employee while in the capacity as an employee of the Company. The Company shall indemnify and hold Employee harmless to the greatest extent permitted by the law, from any action, claim, lawsuit, cause of action or investigation brought against Employee as an employee, officer or director of the Company and any of its subsidiaries, regardless of whether the Directors and Officers Liability Insurance Policies are in place, and regardless of whether Employee has ceased to be employed by the Company, or otherwise. This agreement by the Company to indemnify and hold Employee harmless shall include the Company’s obligation to pay all damages, injuries and penalties incurred by Employee or against Employee, and Employee’s costs and reasonable attorneys’ fees. This agreement to indemnify and hold harmless shall not apply if and only if Employee is convicted of a felony which is affirmed on appeals or is not appealed, or is found guilty, by final verdict, of fraud or willful misconduct.
13.    Arbitration.
(a)    Subject to Section 13(b), any dispute, controversy or claim between Employee and the Company arising out of or relating to this Agreement or Employee’s employment with the Company will be finally settled by arbitration in Houston Texas before, and in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules.  The arbitration award shall be final and binding on both parties.  Any arbitration conducted under this Section 13 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA.  The Arbitrator shall expeditiously (and, if practicable, within 90 days after the selection of the Arbitrator) hear and decide all matters concerning the dispute.  Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance.  The decision of the Arbitrator shall be reasoned, rendered in writing, be final, non-appealable and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided, however, that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party.  The party whom the Arbitrator determines is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees and costs.
(b)    Notwithstanding Section 13(a), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 13.
(c)    By entering into this Agreement and entering into the arbitration provisions of this Section 13, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.
14.    Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee.

15.    Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
16.    Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction.
17.    Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. This Agreement may be amended only by a written instrument executed by both parties hereto.
18.    Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.
19.    Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Company may assign this Agreement without Employee’s consent, including to any member of the Company Group and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company.
20.    Affiliates. For purposes of this Agreement, the term “Affiliates” means any person or entity Controlling, Controlled by, or Under Common Control with the Company. The term “Control,” including the correlative terms “Controlling,” “Controlled By,” and “Under Common

Control with” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any Company or other ownership interest, by contract or otherwise) of a person or entity. For the purposes of the preceding sentence, Control shall be deemed to exist when a person or entity possesses, directly or indirectly, through one or more intermediaries (a) in the case of a corporation more than 50% of the outstanding voting securities thereof; (b) in the case of a limited liability company, partnership or joint venture, the right to more than 50% of the distributions therefrom (including liquidating distributions); or (c) in the case of any other person or entity, more than 50% of the economic or beneficial interest therein.
21.    Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person or sent by facsimile transmission or email to the number or email address, if applicable, set forth below, (b) on the first business day after such notice is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:
If to the Company, addressed to:

Gastar Exploration Inc.
1331 Lamar Street, Suite 650
Houston, Texas 77010

If to Employee, addressed to:

Michael McCown
3650 Butcher Bend Rd.
Mineral Wells, West Virginia 26150

22.    Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.
23.    Deemed Resignations. Unless otherwise agreed to in writing by the Company and Employee prior to the termination of Employee’s employment, any termination of Employee’s employment shall constitute: (i) an automatic resignation of Employee as an officer of the Company and each member of the Company Group, as applicable, (ii) an automatic resignation of Employee from the Board, as applicable; (iii) if applicable, an automatic resignation of Employee from the board of directors (or similar governing body) of any member of the Company Group and from the board of directors (or similar governing body) of any corporation, limited liability entity or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board (or similar governing body) Employee serves as the Company’s or such Affiliate’s designee or other representative.

24.    Section 409A. If any provision of this Agreement does not satisfy the requirements of Section 409A, then such provision shall nevertheless be applied in a manner consistent with those requirements. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A. To the extent that any reimbursements pursuant to this Agreement are taxable to Employee, any such reimbursement payment due to Employee pursuant to such provision shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred. Further, such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Employee receives in one taxable year shall not affect the amount of such reimbursements or benefits that Employee receives in any other taxable year.
25.    Effect of Termination. The provisions of Sections 6, 7-12 and 22 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.
26.    Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement is an intended, third-party beneficiary of Employee’s obligations under Sections 7-11 above and shall be entitled to enforce such obligations as if a party hereto.
27.    Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or part or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
[Signature page follows]

IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed in its name and on its behalf, to be effective as of the Effective Date.

/s/ Michael McCown
Michael McCown

GASTAR EXPLORATION INC.

By: /s/ J. Russell Porter
Name: J. Russell Porter
Title: President and CEO

Signature Page to
Employment Agreement